SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant [x]
Filed by party other than the registrant  [ ]

Check the appropriate box:

[ ]     Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive proxy statement
[ ]     Definitive additional materials
[ ]     Soliciting material pursuant to ss.240.14a-11(c) or ss.240.14a-12



                            Catalina Lighting, Inc.
                (Name of Registrant as Specified in Its Charter)



                             Janet P. Ailstock, Esq.
                   (Name of Person(s) Filing Proxy Statement)



Payment of filing fee (check the appropriate box):

[x]  No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                             CATALINA LIGHTING, INC.


                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 10, 1997

                                   ----------


         The Annual Meeting of Stockholders of Catalina Lighting, Inc., a Florida corporation (the "Company"), will be held on April 10, 1997 at 10:00 a.m. local time at the offices of Catalina Lighting, Inc. located at One Catalina Way, Baldwyn, MS 38824, for the following purposes:

         1. To elect eight persons to the Company's Board of Directors to hold office until their respective terms of office shall expire and until their respective successors are duly elected and qualified;

         2. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for the year ended September 30, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on February 28, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                        By order of the Board of Directors




                                        THOMAS M. BLUTH, Secretary





Miami, Florida
March 5, 1997



         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                             CATALINA LIGHTING, INC.
                             18191 N.W. 68TH AVENUE
                              MIAMI, FLORIDA 33015

                                   ----------

                                 PROXY STATEMENT

                                   ----------


                       1997 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 10, 1997



         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Catalina Lighting, Inc., a Florida corporation (the "Company") of Proxies for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at One Catalina Way, Baldwyn, MS 38824, on April 10, 1997 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expense of transmitting copies of the proxy material to the beneficial owners of stock held in their names will be borne by the Company. Certain officers and regular employees of the Company or its subsidiaries, without additional expense, may use their personal efforts, by telephone or otherwise, to obtain proxies.

         The Annual Report of the Company for the fiscal year ended September 30, 1996 accompanies this Proxy Statement.

         You are urged to date, sign and promptly mail the enclosed proxy in the enclosed addressed envelope, which requires no postage in the United States.

OUTSTANDING STOCK AND VOTING RIGHTS

         In accordance with the Bylaws of the Company, the Board of Directors of the Company (the "Board") has fixed the close of business on February 28, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy-holders or the Company at any time before it is voted. Unless authority is withheld, proxies which are properly executed will be voted for the proposal set forth thereon. Although a stockholder may have given a proxy, such stockholder may nevertheless attend the Annual Meeting, revoke the proxy before it is exercised and vote in person.

         As of February 28, 1997, the Record Date, there were 7,064,587 issued and outstanding shares of the common stock of the Company, $.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of one third of the shares entitled to vote at any meeting of stockholders. If a quorum exists, the proposals covered by this Proxy Statement will require an affirmative vote of the holders of a majority of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, to the best knowledge of the Company, information with respect to the Company's Common Stock beneficially owned on February 28, 1997 by those who were the beneficial owner of more than 5% of the Company's' stock.


          NAME AND ADDRESS OF            COMMON STOCK
           BENEFICIAL OWNER           BENEFICIALLY OWNED(1)         PERCENTAGE
-----------------------------------   ---------------------         ----------

Wai Check Lau......................        615,000(2)                   8.7%
6/F, Kenning Industrial Bldg.
19 Wang Hoi Road
Kowloon Bay, Hong Kong

Nathan Katz........................        609,909(3)                   8.4%
55 Norfolk Avenue
Easton, MA

Robert Hersh.......................        407,467(4,7)                 5.5%
18191 N.W. 68th Avenue
Miami, Florida 33015

Dean S. Rappaport..................        347,267(5,7)                 4.7%
18191 N.W. 68th Avenue
Miami, Florida 33015

William D. Stewart.................        229,667(6,7)                 3.2%
18191 N.W. 68th Avenue
Miami, Florida 33015

Dimensional Fund Advisors, Inc.....        449,200(8)                   6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401


---------------------------------

(1) Includes shares which may be acquired pursuant to vested stock options and options which become exercisable 60 days thereafter or shares for which the stockholder has the power to direct the vote.

(2) Includes 477,500 shares issued to Go-Gro Holdings Limited, which is owned by Wai Check Lau and 7,500 shares issued to Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau. In July 1994, as part of the Company's acquisition of Go-Gro Industries Limited, Wai Check Lau and Amy Yuen Ying Lau Cheung each delivered an irrevocable proxy to Catalina Asia, an entity controlled by the Company. As a part of the same transaction, Catalina Asia received a proxy to vote an additional 165,000 shares of the Company. The shares are voted at the direction of Messrs. Hersh, Rappaport, and Stewart, members of the Board of Directors of Catalina Asia.

(3) Includes 55,000 shares purchasable upon the exercise of options at $1.75 per share, 50,000 shares purchasable at $4.875 per share, 50,000 shares purchasable at $5.25 per share and 41,667 shares purchasable at $6.75 per share.

(4) Includes shares subject to options to purchase 109,200 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(5) Includes shares subject to options to purchase 106,600 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(6) Includes shares subject to options to purchase 20,000 shares at $1.75 per share, 30,000 shares at $2.50 per share, 20,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(7) In addition, Messrs. Hersh, Rappaport and Stewart, jointly have a power to vote 750,000 shares owned by previous shareholders of Go-Gro Industries Limited pursuant to irrevocable proxies. These shares are not included in their amounts of shares beneficially owned.

(8) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 449,200 shares of Catalina Lighting, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

         The following table sets forth, to the best knowledge of the Company, the shares of Common stock beneficially owned at February 28, 1997 by each Director and Executive Officer and by all Executive Officers and Directors of the Company as a group.



                                       COMMON STOCK
                                       BENEFICIALLY
      NAME OF BENEFICIAL OWNER          OWNED(1)              PERCENTAGE
-------------------------------------  ------------           ----------

Robert Hersh.........................    407,467 (2), (14)       5.5%

Dean S. Rappaport....................    347,267 (3), (14)       4.7%

William D. Stewart...................    229,667 (4), (14)       3.2%

Leonard Sokolow......................     39,000 (5)              *

Robert Wachs.........................    106,950 (6)             1.5%

Ryan R. Burrow.......................      6,700 (7)              *

Henry Latimer........................      2,495 (8)              *

Nathan Katz..........................    609,909 (9)             8.4%

Wai Check Lau........................    615,000 (10)            8.7%

Janet P. Ailstock....................     56,833 (11)             *

Thomas Bluth.........................     18,667 (12)             *

David Sasnett........................     11,133 (13)             *

All Executive Officers and
Directors of the Company and its
Subsidiaries as a Group
(12 persons).........................  2,616,088 (15)           31.7%

   * less than 1%
---------------------------


(1) Includes shares which may be acquired pursuant to vested stock options and options which become exercisable 60 days thereafter.

(2) Includes shares subject to options to purchase 109,200 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(3) Includes shares subject to options to purchase 106,600 shares at $1.75 per share, 50,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(4) Includes shares subject to options to purchase 20,000 shares at $1.75 per share, 30,000 shares at $2.50 per share, 20,000 shares at $3.375 per share, 50,000 shares at $4.875 per share, 50,000 shares at $4.125 per share and 41,667 shares at $6.75 per share.

(5) Includes shares subject to options to purchase 25,000 shares at $4.875 per share, 2,000 shares at $7.875 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 and 2,000 shares at $6.25 per share.

(6) Includes shares subject to options to purchase 50,000 shares at $1.75 per share, 25,000 shares options at $4.875 per share, 2,000 shares at $12.125 per share, 2,000 shares at $7.875 per share, 2,000 shares at $3.375 per share, 2,000 shares at $5.375 per share, 2,000 shares at $6.875 per share, 2,000 shares at $10.75 per share, 2,000 shares at $6.625 per share and 2,000 shares at $6.25 per share. Also includes 2,150 shares owned by members of Mr. Wach's immediate family.

(7) Includes 500 shares owned by Mr. Burrow's immediately family and shares subject to options to purchase 2,000 shares at $6.625 and 2,000 shares at $6.25 per share.

(8) Includes 2,000 shares purchasable upon the exercise of options at $6.25 per share.

(9) Includes 55,000 shares purchasable upon the exercise of options at $1.75 per share, 50,000 shares purchasable at $4.875 per share, 50,000 shares purchasable at $5.25 per share and 41,667 shares purchasable at $6.75 per share.

(10) Includes 477,500 shares issued to Go-Gro Holdings Limited, which is owned by Wai Check Lau and 7,500 shares issued to Amy Yuen Ying Lau Cheung, the wife of Wai Check Lau. As part of the acquisition of Go-Gro Industries Limited, Catalina Asia was issued an irrevocable proxy to vote such shares. The shares are voted at the direction of Messrs. Hersh, Rappaport and Stewart, the Board of Directors of Catalina Asia.

(11) Includes shares subject to options to purchase 30,833 shares at $4.125 per share.

(12) Includes 16,667 shares purchasable upon the exercise of options at $4.125 per share.

(13) Includes 10,833 shares purchasable upon the exercise of options at $4.125 per share.

(14) Messrs. Hersh, Rappaport and Stewart, jointly have a power to vote 750,000 shares owned by previous shareholders of Go-Gro Industries Limited pursuant to irrevocable proxies. These shares are not included in the amount of shares beneficially owned by these executive officers.

(15) Includes an additional 165,000 shares owned by previous shareholders of Go-Gro Industries Limited. These shares are included in the 750,000 shares which Messrs. Hersh, Rappaport and Stewart jointly have a power to vote pursuant to irrevocable proxies.

                             ELECTION OF DIRECTORS

         The Bylaws of the Company provide that each director is to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that any nominee is unable to serve for any reason, the proxies will be voted in the discretion of the proxy-holders.

         The following table sets forth, as of February 28, 1997, certain information with respect to the nominees for director.



                                                                       DIRECTOR
      NAME            AGE       POSITION WITH THE COMPANY                SINCE
------------------    ---     -----------------------------              -----
Robert Hersh           50     Chairman, Chief Executive Officer,         1988
                              President,  Director

Dean Rappaport         45     Executive Vice President,                  1988
                              Chief Operating Officer, Director

William D. Stewart     48     Executive Vice President, Director         1994

Ryan R. Burrow         36     Director                                   1994

Henry Latimer          59     Director                                   1996

Jeffrey Silverman      50     Nominee for Director                        -

Leonard Sokolow        40     Director                                   1990

Robert Wachs           59     Director                                   1988

         ROBERT HERSH has been the President and Chief Executive Officer of the Company since April 1991, Chairman of the Board since June 1991 and a Director of the Company since April 1988. Mr. Hersh served as the Executive Vice President of the Company from 1985 to April 1991 and as Secretary from June 1989 until June 1991.

         DEAN S. RAPPAPORT has been an Executive Vice President of the Company since January 1988 and a Director of the Company since April 1988. From January 1988 to November 1996 Mr. Rappaport was Chief Financial Officer and Treasurer of the Company. Mr. Rappaport was promoted to Chief Operating Officer of the Company in November 1996.

         WILLIAM D. STEWART has been an Executive Vice President of the Company since 1989 and a Director of the Company since April 1994. From 1985 until he joined the Company, Mr. Stewart was an Executive Vice President with Crest Industries, Inc., a distributor of home improvement products.

         RYAN R. BURROW has been a Director of the Company since April 1994. Mr. Burrow has been Managing Director for STI Capital Management since August 1993. Mr. Burrow served as a Senior Vice President of Sun Bank, N.A. from February 1990 to August 1993 and from September 1987 to February 1990 was a Senior Vice President for the Bank of New York/Irving Trust Company.

         HENRY LATIMER has been a Director of the Company since February 1996. Mr. Latimer is the Managing Partner, Fort Lauderdale office, of Eckert, Seamans, Cherin & Mellott. He was formerly a partner with Fine, Jacobson, Schwartz, Nash & Block from 1983 to 1994.

         JEFFREY SILVERMAN joined Ply Gem Industries, Inc. as a Director in 1981. He became Executive Vice President in 1982, President in 1984 and has been Chairman of the Board and Chief Executive Officer since 1985. Prior to joining Ply Gem Industries he was managing general partner of an investment partnership. Mr. Silverman was Man of the Year by the Building Materials Industry in 1987; and Entrepreneur of the Year by Inc. Magazine, Ernst & Young, and Merrill Lynch in 1991. Mr. Silverman was a member of the Board of Trustees of Long Island University, the Board of Governors of the American Stock Exchange, the Howard Samuels Center at CCNY and the American Business Conference.

         LEONARD SOKOLOW has been a Director of the Company since March 1990. Mr. Sokolow is the President of Union Atlantic LC. In August 1993 Mr. Sokolow was appointed as President of Genesis Partners, Inc., which merged into Union Atlantic LC in September 1996. Mr. Sokolow was Executive Vice President-Operations, Administration and Finance of Windmere Corporation from March 1990 to July 1993, and Senior Vice President of Windmere from February 1989 to March 1990 and General Counsel of Windmere from December 1988 to July 1993. Prior to joining Windmere, Mr. Sokolow was a partner with the law firm of Hornsby and Whisenand, P.A., practicing in the area of international and domestic corporate, securities and tax law. Mr. Sokolow presently serves as a director of The Box Worldwide, Inc. (formerly Video Jukebox Network, Inc.), as a director of Ezcony Interamerica, Inc. and as the Chairman and Chief Executive Officer of The Americas Growth Fund, Inc. The shares of The Box Worldwide, The America's Growth Fund and Ezcony Interamerica are traded on NASDAQ.

         ROBERT WACHS has been a Director of the Company since April 1988. Since 1980 Mr. Wachs has served as President and Chairman of Robert Wachs Associates, Inc., a manufacturer sales representative firm located in Los Angeles, California. Robert Wachs Associates, Inc. acts as a sales representative for the Company.

                      MEETINGS AND COMMITTEES OF DIRECTORS

         Five meetings of the Board of Directors were held during the past fiscal year; in addition, the Directors acted through three unanimous written consents. The Company has a Compensation and Stock Option Committee, consisting of Messrs. Burrow, Latimer and Sokolow, an Audit Committee composed of Messrs. Sokolow and Burrow and a Nominating Committee consisting of Messrs. Latimer, Wachs and Hersh. During fiscal 1996, no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

COMPENSATION AND STOCK OPTION COMMITTEE - The Compensation and Stock Option Committee (the "Committee") is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan R. Burrow, Henry Latimer and Leonard Sokolow, all of whom are independent non-employee directors.

NOMINATING - The Nominating Committee selects nominees to the Board of Directors. The Board will consider nominees recommended by stockholders of the Company if submitted to the Chairman of the Board not less than 150 days prior to an Annual Meeting of Stockholders.

AUDIT - The Audit Committee of the Board of Directors recommends a firm to be selected as the independent auditors to audit Catalina's financial statements and to perform other audit-related services. In addition, the Audit Committee reviews the scope and results of the audits that are conducted by the independent auditors, reviews interim and year-end results with management and considers the adequacy of Catalina's internal accounting procedures. During 1996, the Audit Committee met three times.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information about the compensation of the Company's CEO and each of the other four most highly compensated executive officers of the Company during the fiscal years ending September 30, 1996, 1995 and 1994 for services in all capacities.

                                              SUMMARY COMPENSATION TABLE


                                                                                     LONG TERM
                                                ANNUAL COMPENSATION             COMPENSATION AWARDS
                                     --------------------------------------    ---------------------
   NAME AND PRINCIPAL     FISCAL                             OTHER ANNUAL      SECURITIES UNDERLYING      ALL OTHER
        POSITION           YEAR      SALARY     BONUS(1)    COMPENSATION(2)          OPTIONS(3)         COMPENSATION(4)
---------------------     ------     ------     --------    ---------------     --------------------    ---------------
Robert Hersh               1996     $271,338    $ 43,787                                -                   $1,500
  Chairman, CEO and        1995      258,418      14,917                             62,500                    794
  President                1994      246,112     153,449                                -                        -

Dean S. Rappaport
  Executive Vice           1996      244,204      43,787                                -                    6,496
  President,  Chief        1995      232,575      14,917                             62,500                  6,033
  Operating Officer        1994      221,500     153,449                                -                    5,894


William D. Stewart         1996      244,204      43,787                                -                    7,987
  Executive Vice           1995      232,575      14,917                             62,500                  7,802
  President                1994      221,500     153,449                                -                    7,479


Nathan Katz                1996      244,204      43,787                                -                    1,500
  Executive Vice           1995      232,575      14,917                             62,500                    794
  President                1994      221,500     153,449                                -                        -


Wai Check Lau(5)           1996      180,000      -                                     -                        -
 President - Go-Gro        1995      180,000      -                                     -                        -
 Industries Limited        1994       30,000      -                                     -                        -

STOCK OPTIONS

         No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 1996.

--------
(1) Amounts represent 1.67% of consolidated pre-tax income for the respective fiscal years ended September 30.

(2) Perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations.

(3) Stock options vest annually in increments of one-third of the options granted.

(4) The amounts disclosed in this column represent:
    (a) The portion of premiums paid by the Company for reverse split-dollar life insurance of $4,996 in 1996, $5,239 in 1995 and $5,894 in 1994
        for Mr. Rappaport and $6,487 in 1996, $7,008 in 1995 and $7,479 in
        1994 for Mr. Stewart.
    (b) The Company's matching contributions to the Company's 401(k) plan of $1,500 in 1996 and $794 in 1995 for each of Mr. Hersh, Mr. Rappaport, Mr. Stewart and Mr. Katz.

(5) Mr. Lau joined the Company on July 30, 1994, upon the Company's acquisition of Go-Gro Industries Limited.

OPTION EXERCISES AND HOLDINGS

         The following table provides information as to options exercised by each of the named executive officers of the Company during the fiscal year ended September 30, 1996 and the value of options held by such officers at September 30, 1996 in terms of the closing price of the Company's stock on September 30, 1996.

 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND FISCAL YEAR END 1996 OPTION VALUES

                 SHARES                                                            VALUE OF
               ACQUIRED ON    VALUE    NUMBER OF SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS AT
NAME            EXERCISE    REALIZED    OPTIONS AT SEPTEMBER 30, 1996        SEPTEMBER 30, 1996(1)
----------------------------------------------------------------------  ---------------------------
                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                          ------------  -------------   ----------- ---------------
Robert Hersh        0           0           280,033         41,667        $237,150          0

Dean S.
Rappaport           0           0           277,433         41,667        $231,950          0

William D.
Stewart             0           0           190,833         41,667        $ 85,000          0

Nathan Katz         0           0           175,833         41,667        $110,000          0

Wai Check Lau       0           0                 0              0               0          0

---------------------------
(1) Based on the closing price of the Company's stock on September 30, 1996 of $3.75.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         The Company has entered into employment agreements with Robert Hersh, Dean S. Rappaport, William D. Stewart and Nathan Katz for three year terms, renewed each year on the Anniversary Date of each employment agreement. Commencing October 1, 1993, Messrs. Hersh, Rappaport, Stewart and Katz's base annual salaries were $246,112, $221,500, $221,500, and $221,500, respectively, with annual increases of the greater of 5% or the percentage increases in the consumer price index published by the U.S. Department of Labor ("U.S. Consumer Price Index"). Messrs. Hersh, Rappaport and Stewart each received options to purchase 50,000 shares of Common Stock during each of the fiscal years 1990 through 1993 under the terms of their respective contracts. Mr. Katz received options to purchase 50,000 shares of common stock in both 1992 and 1993. Messrs. Hersh, Rappaport, Stewart and Katz each received options to purchase 62,500 shares of Common Stock during fiscal year 1995. No options were given during fiscals 1994 and 1996. The aforementioned were issued under the Company's 1987 Stock Option and Stock Appreciation Rights Plan.

         In connection with the employment agreements of Messrs. Hersh, Rappaport, Stewart and Katz, the Company agreed to fund a management bonus pool (the "Pool") with 6.67% of the Company's consolidated pre-tax profits, at the end of each of the Company's fiscal years beginning with the year ending September 30, 1990 (Mr. Katz was entitled to participate in the bonus pool beginning October 1, 1993). Under the employment agreements described above, Messrs. Hersh, Rappaport, Stewart and Katz were each entitled to not less than one-fourth of the Pool. Bonuses were waived in 1990, no amounts were distributed in 1991 due to pre-tax losses and amounts earned under the Pool in fiscal 1993, 1994, 1995 and 1996 totaled approximately $356,000, $614,000, $60,000 and
$175,000, respectively.

         In connection with the Company's acquisition of Go-Gro Industries, Limited ("Go-Gro") the Company entered into an employment agreement with the previous majority stockholder of Go-Gro, Wai Check Lau, under which such individual serves as President of Go-Gro. The term of the employment agreement is from July 30, 1994 to July 30, 1999, renewable for a successive five-year period under terms mutually acceptable to the Company and the employee. The agreement provides for annual compensation of $180,000.

         On April 1, 1992, the Company entered into an employment agreement with Ms. Janet Ailstock for a two year term. Ms. Ailstock received a base annual salary of $100,000 and an annual award of 5,000 shares of Company common stock, with annual increases of the base salary of the greater of 5% or the percentage increase in the U.S. Consumer Price Index. On April 1, 1994 and 1996, the term of this employment agreement was extended for additional two year terms ending March 31, 1998.

         The employment agreements with Messrs. Hersh, Rappaport, Stewart, Katz and Ms. Ailstock each provide that, if the employee terminates his employment without good reason or is terminated for cause, such employee is subject to a non-competition provision for a three year period. In the event of a change of control of the Company preceded, accompanied or followed (within specified time limits) by a reduction of the employee's compensation or a diminution of his status or responsibilities, the employee is entitled to terminate his employment and receive a lump sum distribution of compensation in an amount equal to three times his then current effective yearly compensation, including, but not limited to, salary and bonuses. If the employee elects to so terminate, he will have the right to sell any shares of the Company's capital stock then owned to the Company at their fair market value and the non-competitive provisions contained in the employment agreements shall terminate. Payments under the agreements by the Company after a change of control are, however, limited to the amount which would be deductible by the Company under the Internal Revenue Code of 1986, as amended. A "change of control" is deemed to occur upon (i) the acquisition of 21% of the Company's voting power, (ii) the election of three or more directors without approval of the Incumbent Directors, as defined, within a twelve-month period, or (iii) the Incumbent Directors becoming less than a majority of the Board of Directors of the Company or its successor. The agreements also provide for payments of three times annual compensation if the employment is terminated without cause by the Company or for good reason by the employee.

         The Company pays its proportional share of a reverse split-dollar life insurance policy on Mr. Rappaport and Mr. Stewart's life. In the event of either of Mr. Rappaport's or Mr. Stewart's death during the term of their employment agreements, the Company would receive $1,000,000.

LEGAL PROCEEDINGS

         On February 23, 1993, Dana Lighting (now Catalina Industries), a subsidiary of the Company, was served with a copy of the Complaint in a matter captioned HOLMES PRODUCTS CORPORATION VS. DANA LIGHTING, INC. AND NATHAN KATZ, Case No. 93-0249 in the Superior Court of the Commonwealth of Massachusetts. The Company and the directors believe that the Complaint is totally without merit and are vigorously defending the same. The Company has agreed to indemnify each of the individual directors and Mr. Katz against liabilities incurred in connection with such proceeding to the extent permitted by Florida law and the Company may advance expenses to the individual officers arising out of such proceeding.

COMPENSATION OF DIRECTORS

         Salaried employees of the Company do not receive any additional compensation for serving as a director or committee member. Non-employee Directors receive an annual retainer of $14,000, plus $1,000 per Board meeting and Committee meeting attended, and an option to purchase 2,000 shares of Common Stock under the Company's Non-Employee Directors Stock Option Plan ("Directors Plan") as compensation for services rendered. Mr. Wachs and Mr. Burrow are reimbursed for their travel expenses to the meetings.

         Under the Directors Plan, options are granted to purchase 2,000 shares of the Company's Common Stock for each year served. Options are granted at the annual meeting date which coincides with their election or appointment or, if the date of appointment or election is between annual meetings, at the next subsequent annual meeting. The exercise price is the fair market value of the Common Stock on the date granted, and options are granted for a term of ten years. An option may not be exercised before the next subsequent annual meeting of stockholders following the date of the grant. Options are exercisable during the term only by the non-employee Directors and are transferable only by will or the laws of descent and distribution.

         Robert Wachs and Associates, of which Robert Wachs is the President, received commissions as a sales representative of approximately $11,000 during fiscal 1996.

NONQUALIFIED STOCK OPTIONS

         The Company from time to time issues non-qualified stock options to purchase shares of Common Stock to its officers. All such options are issued pursuant to individual stock option agreements and bear an exercise price equal to or in excess of the market value of the Common Stock on the date of grant. The period during which such options may be exercised varies, depending on the optionee and the circumstances under which the options have been granted. The exercise price of such options may be paid in cash or, under certain circumstances, by delivery of shares of Common Stock or by a combination of the foregoing. No non-qualified stock options were granted to directors or named executive officers during fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors consists of Ryan
R. Burrow, Henry Latimer and Leonard Sokolow. Messrs. Burrow, Latimer and Sokolow are independent directors of the Company, and neither is an officer of the Company.

DIRECTOR AND OFFICER SECURITIES REPORTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

         During August 1996, the daughter of Robert Wachs, a Director of the Company, purchased 1,000 shares. Mr. Wachs notified the Company that he failed to timely file one report on Form 4 concerning the purchase of such shares. Such report was filed on December 17, 1996 which was due September 10, 1996. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5's were required, the Company believes that, except for Mr. Wach's Form 4, all filing requirements applicable to its officers and directors were complied with during the 1996 fiscal year.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee (the "Committee") is responsible for developing the Company's executive compensation strategy and for administering the policies and programs that implement this strategy. The Committee is composed of Ryan R. Burrow, Henry Latimer and Lenny Sokolow all of whom are independent non-employee directors.

         The executive compensation strategy reflects the Company's fundamental philosophy of aligning the interests of management with the long-term performance of the Company while providing competitive levels of compensation. This strategy is designed to assist the Company in attracting and retaining qualified management.

         The Committee is charged with reviewing and approving compensation of the Company's executives each year. Recommendations of base salary are based upon the performance of the individual and cash bonuses are based upon the level of profitability of the Company. In its base salary determinations, the Committee takes into account individual experience, performance issues specific to a particular division or subsidiary, and salaries paid by comparable companies. Bonuses are based upon the Company's profitability as measured by a percentage of pre-tax earnings. Salary and bonus are also subject to terms of employment agreements the Company has previously entered into with certain of its Executive Officers. Five of the Company's Executive Officers, all named in the compensation tables, are parties to Employment Agreements with the Company. Reference is made to "Employment Agreements" above for a discussion of the Company's employment and other agreements with its Executive Officers.

         In addition, the Committee grants stock options and restricted stock as a means of rewarding performance and encouraging stock ownership in the Company by its executives and thus to strengthen their personal commitment to the Company. The Committee's policy is to grant stock option awards annually, based on individual performance and the potential for the executive officer to contribute to the future success of the Company.

         The Chairman of the Board and Chief Executive Officer of the Company is Robert Hersh. The 76 month cumulative chart on page 15 shows the cumulative total return of the Company's stock since shortly before Mr. Hersh's appointment as Chairman, President and Chief Executive Officer in April 1991. Mr. Hersh's 1995 compensation was determined in accordance with the provisions of his employment agreement entered into in August 1989, which provided for a base salary and a cash bonus based upon the Company's profitability as measured by 1.67% of pre-tax earnings. Mr Hersh's bonus was $43,787 in fiscal 1996 as compared to $14,917 fiscal 1995, due to the increase in the Company's annual earnings.

POLICY WITH INTERNAL REVENUE CODE SECTION 162(M)

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the "Code"). Code Section 162(m) provides that compensation paid to a company's chief executive officer and the four other highest paid executive officers employed by the company at year-end will not be deductible by the Company for federal income tax purposes to the extent such compensation individually exceeds $1.0 million. Code Section 162(m) excepts from this limitation certain "performance-based compensation".

         Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options could potentially cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a "grandfather" provision.

         The Board of Directors has approved an amendment to the terms of the 1987 Stock Option and Stock Appreciation Rights Plan ("Plan") so that future awards under the Plan may qualify as "performance-based compensation" as defined by the Code. Said amendment provides that no participant may be awarded in any given fiscal year stock options, stock appreciation rights or other awards under the 1987 Stock Option and Stock Appreciation Rights Plan that, in the aggregate, represent more than 10% of the total authorized shares that may be issued under the Plan.

                            SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE


                            RYAN R. BURROW
                            HENRY LATIMER
                            LEONARD SOKOLOW

PERFORMANCE GRAPHS

         The following line graphs compare the cumulative total return of the Company's common stock to the total return index for the Standard & Poors 500 Index and a Peer Group Index of five stocks for the five year period from September 30, 1991 through September 30, 1996 and for a 76 month period from September 30, 1990 to January 31, 1997. The graphs assume $100 invested at the beginning of each period and reinvestment of dividends.

         The Peer Group consists of Windmere Corporation, Helen of Troy Corporation, Thomas Industries, Inc., Genlyte Group, Inc. and Craftmade International Inc. The companies included as part of the Peer Group Index were selected on the basis of the similarity of such companies to the Company, considering such factors as products sold, sourcing of products, distribution channels and the industry within which such companies operate.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG CATALINA LIGHTING, INC., THE S & P 500 INDEX AND A PEER GROUP

                                          CUMULATIVE TOTAL RETURN
                                   ---------------------------------------
                                   9/91   9/92   9/93   9/94   9/95   9/96

CATALINA LIGHTING INC    LTG       100    130    222    352    156    111

PEER GROUP               PPEER1    100     94    116    150    156    223

S & P 500                1500      100    111    125    130    169    203

* $100 INVESTED ON 9/30/91 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.


                COMPARISON OF 76 MONTH CUMULATIVE TOTAL RETURN*
      AMONG CATALINA LIGHTING, INC., THE S & P 500 INDEX AND A PEER GROUP

                                                    CUMULATIVE TOTAL RETURN
                                   -----------------------------------------------------
                                   9/90   9/91   9/92   9/93   9/94   9/95   9/96   1/97
CATALINA LIGHTING INC    LTG       100    117    152    261    413    183    130    174

PEER GROUP               PPEER1    100    132    124    152    198    206    295    361

S & P 500                1500      100    131    146    165    171    221    266    307

* $100 INVESTED ON 9/30/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

STOCK OPTION PLANS

         EMPLOYEE PLAN. The Company's 1987 Stock Option and Stock Appreciation Rights Plan, as amended (the "Employee Plan"), is administered by the Stock Option Compensation Committee of the Board of Directors (the "Committee) and is designed to provide officers and other key employees with substantial responsibilities for the direction and management of the Company with additional incentive to promote the success of the Company. The Employee Plan provides for both incentive and non-statutory stock options and stock appreciation rights ("SAR's"). The Employee Plan authorizes the grant of SAR's either in tandem with, or separately and apart from, stock options granted to participants. An SAR is the right to receive the amount by which the fair market value per share of Common Stock on the date on which the SAR is exercised exceeds the fair market value of Common Stock on the date on which the SAR was granted.

         Under the Employee Plan, options may be granted for up to 1,750,000 shares of Common Stock, at a price of 100% of the fair market value of the Common Stock on the date of grant (110% in the case of holders of more than 10% of the stock). No participant may be awarded in any given fiscal year stock options, stock appreciation rights or other awards that, in the aggregate, represent more than 10% of the total authorized shares that may be issued under the Plan. No option granted as an incentive stock option may extend for a period of more than 10 years (5 years for a holder of more than 10% of the stock) from the date granted. Options forfeited by employees, whether through expiration or by the grantee's departure from the Company, become once again available under the Plan. The Employee Plan permits cancellation and reissuance of previously granted stock options, with such reissuance to be at a price not less than the market price on the date of reissuance. Presently, as of January 31, 1997 there are 1,350,801 options outstanding, 1,114,801 options exercisable under the Plan and 8,756 shares available for options that could be granted.

         The exercise price may be paid in full by a participant in cash, previously acquired Common Stock valued at the fair market value thereof on the date of exercise of the stock option by the participant, or a combination of cash and Common Stock so valued. All options granted under the Employee Plan through the date of this Proxy Statement vest annually in increments of one-third of the amount of the grant, except that the option will vest immediately in full upon a "Change of Control".

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leased its two facilities located in Massachusetts from entities in which an officer and a former officer had an ownership interest. One of the leases expired in 1996 and the other one is on a month-to-month basis. Rent expense related to these leases was approximately $530,000, $521,000 and $512,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

         The Company leases its Hong Kong office from a company owned by the President and former majority stockholder of Go Gro. The lease expires in August 1997 but may be extended for an additional two years. Rent expense related to this lease was $258,000, $237,000 and $39,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

         During the years ended September 30, 1996 and 1995, Go-Gro purchased $1.8 million and $1.1 million, respectively, in raw materials from an affiliate which is fifty percent owned by the Company and which includes the President of Go-Gro as one of its directors.

         In January 1994, the Company delivered 32,644 restricted common shares as consideration for the one-year extension, from May 1993 to May 1994, of its non-compete contract with a former Chairman and Chief Executive Officer of the Company. In January 1994, the Company elected to extend the term of this non-compete agreement for the third year of its three-year option, from May 1994 to May 1995. The consideration for the one-year extension was satisfied in May 1994 by the issuance of 23,112 restricted shares of the Company's common stock.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends that the Stockholders ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company's auditors for 1997. A representative of Deloitte & Touche LLP is expected to appear at the Annual Meeting to make a statement if he so desires and to be available to answer appropriate questions from stockholders.

                                  OTHER MATTERS

         Management is not aware of any other business that may come before the Meeting. However, if additional matters properly come before the Meeting, proxies will be voted at the discretion of the proxy-holders.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals which are requested to be included in the proxy materials of the Company at its next Annual Meeting must be received by the Company no later than November 4, 1997 to be eligible for consideration. Such a proposal must comply with requirements as to form and substance established by applicable laws and regulations in order to be included in the proxy statement.

                            CATALINA LIGHTING, INC.
                             18191 N.W. 68TH AVENUE
                                MIAMI, FL 33015

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Hersh and Dean S. Rappaport as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of CATALINA LIGHTING, INC. held of record by the undersigned on February 28, 1997, at the Annual Meeting of Stockholders to be held on April 10, 1997 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                (continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL AGENDA ITEMS.

PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE [X]

1. Election of Directors:                Robert Hersh, Dean S. Rappaport,
                                         William Stewart, Ryan Burrow, Robert
   FOR all nominees    WITHHOLD          Wachs, Jeffrey Silverman, Leonard
   listed (except as   AUTHORITY         Sokolow, Henry Latimer
   indicated to the    to vote for all   (INSTRUCTION: To withhold authority to
   right)              nominees                        vote for any individual
                       listed                          nominee, write that
                                                       nominee's name in the
   [ ]                [ ]                              space provided below.)

                                         --------------------------------------


2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company

   FOR     AGAINST     ABSTAIN

   [ ]      [ ]         [ ]


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


              When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s)________________________ Signature(s)____________________________

Date___________________, 1997


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.